EXHIBIT 5b

OPINION AND CONSENT OF CARLOS RODRIGUEZ-CINTRON

[Rodriguez and Fernandez Letterhead]

March 5, 2001

The Board of Directors
PepsiCo, Inc.
Purchase, New York 10577

Dear Ladies and Gentlemen:

        Our opinion was requested in relation to the compliance of the provisions of the written documents constituting the PepsiCo Puerto Rico 1165(e) Plan (the “Plan”) with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

        The Plan has been structured in accordance with the provisions of Section 1165(a) and (e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”) and will provide retirement benefits to the employees of PepsiCo Puerto Rico, Inc. who are bona fide residents of the Commonwealth of Puerto Rico. The trust under the Plan has been structured pursuant to PR Code Section 1165(a) and the laws of the Commonwealth of Puerto Rico.

        Employee benefit plans established or maintained in the Commonwealth of Puerto Rico, like the Plan, are covered by ERISA. See U.S. Department of Labor Opinion 88-17A. The Plan will be subject to the reporting and disclosure requirements prescribed by ERISA, including the submission of annual reports, distribution of a summary plan description, and will also be subject to, among others, the fiduciary requirements of ERISA.

        ERISA Section 1022(i) provides that a trust which is part of a Puerto Rico qualified retirement plan all of the participants of which are bona fide residents of Puerto Rico is to be treated as a tax exempt U.S. domestic trust as described in U.S. Internal Revenue Code (“IRC”) Section 501(a). Accordingly, the Plan’s trust will be treated as a qualified trust exempted from tax under IRC Section 501 pursuant to ERISA Section 1022(i). See U.S. Internal Revenue Service Private Letter Ruling 9621031 (March 1, 1996).

        I consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Cordially yours, /s/ Carlos Rodriguez-Cintron Carlos Rodriguez-Cintron, Esq. Partner